Exhibit (a)(1)

Delaware	Page 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF STATUTORY TRUST REGISTRATION OF “SOUND POINT OPPORTUNISTIC CREDIT FUND”, FILED IN THIS OFFICE ON THE TWENTY-FIRST DAY OF MAY, A.D. 2024, AT 4:56 O`CLOCK P.M.

3728155 8100 SR# 20242328342	Authentication: 203537028 Date: 05-22-24
You may verify this certificate online at corp.delaware.gov/authver.shtml

STATE *of* DELAWARE
CERTIFICATE *of* TRUST

This Certificate of Trust is filed in accordance with the provisions of the Delaware Statutory Trust Act (Title 12 of the Delaware Code, Section 3801 et seq.) and sets forth the following:

- **First:** The name of the trust is Sound Point Opportunistic Credit Fund

- **Second:** The name and address of the Registered Agent in the State of Delaware is
  Capitol Services, Inc.
  108 Lakeland Avenue
  Dover, DE 19901

- **Third:** The Statutory Trust is or will become prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-1 et seq.).

- **Fourth:** (Insert any other information the trustees determine to include therein.)

By: B.P. Smith
Trustee(s)

Name: Brian Smith
Typed or Printed

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:56 PM 05/21/2024
FILED 04:56 PM 05/21/2024
SR 20242328342 - File Number 3728155

Doc ID: 88b93ec3d54cbbbcfa162f6abd6ef112a975b98d